Exhibit 4.1

DESCRIPTION OF REGISTERED SECURITIES

The following description of registered securities of Knightscope, Inc. (the “Company,” “we,” “us” and “our”) summarizes certain provisions of our Amended and Restated Certificate of Incorporation (as amended, the “certificate of incorporation”) and our Bylaws (the “bylaws”). The description is intended as a summary, and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, copies of which have been filed with the Securities and Exchange Commission.

Authorized Capital Stock

Our authorized capital stock consists of 298,000,000 shares, consisting of (i) 228,000,000 shares of Class A Common Stock, $0.001 par value per share, (ii) 30,000,000 shares of Class B Common Stock, $0.001 par value per share, and (iii) 40,000,000 shares of Preferred Stock, $0.001 par value per share. “Common Stock” refers to the Class A Common Stock and Class B Common Stock, collectively.

Common Stock

We have two authorized classes of common stock, Class A Common Stock and Class B Common Stock. Our Class A Common Stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Company and outstanding from time to time.

Dividend Rights

Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

Conversion Rights

Each share of Class B Common Stock is convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Company. Additionally, each share of Class B Common Stock will automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon certain transfers of such share, as described in the certificate of incorporation. In the event that the Company in any manner subdivides or combines the outstanding shares of Class A Common Stock, then the outstanding shares of Class B Common Stock shall be subdivided or combined in the same proportion and manner. In the event that the Company in any manner subdivides or combines the outstanding shares of Class B Common Stock, then the outstanding shares of Class A Common Stock shall be subdivided or combined in the same proportion and manner.

Liquidation Rights

Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder. In connection with any liquidation event, as defined in the certificate of incorporation, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company.

Voting Rights

Each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held by such holder as of the applicable record date. Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held by such holder as of the applicable record date. Except as otherwise expressly provided herein or by applicable law, the holders of Class A Common Stock and the holders of Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the written consent of the stockholders of the Company.

Anti-Takeover Effects

Some provisions of Delaware law, our certificate of incorporation and our bylaws could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interest.

These provisions, summarized below, may discourage coercive takeover practices and inadequate takeover bids. These may also encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. The ability of our board of directors, without action by the stockholders, to issue up to 40,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to effect a change in control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholders Not Entitled to Cumulative Voting. Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this law may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum. Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the Delaware General Corporation Law or the bylaws or the certificate of incorporation (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine; and (b) subject to the provisions of the certificate of incorporation, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder will be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. It is possible that a court of law could find the choice of forum provisions contained in our certificate of incorporation or bylaws to be inapplicable or unenforceable if challenged in a proceeding or otherwise.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.